Exhibit 99.2

FOR IMMEDIATE RELEASE

FAST Acquisition Corp. Announces Closing of $200 Million Initial Public Offering

New York – August 25, 2020 – FAST Acquisition Corp. (the “Company”) today announced that it had closed its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units are listed on the New York Stock Exchange (the “NYSE”) and began trading under the ticker symbol “FST.U” on August 21, 2020. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “FST” and “FST WS,” respectively.

FAST Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on businesses in the restaurant, hospitality, and related sectors in North America with a $600 million or greater enterprise value.

Citigroup Global Markets Inc. and UBS Securities LLC acted as joint bookrunning managers for the offering and Odeon Capital Group, LLC acted as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 20, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., LLC, Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146; and UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, by telephone at (888) 827-7275 or by email at ol-prospectusrequest@ubs.com

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Fitzhugh Taylor

ICR

fast.ir@icrinc.com

Media Relations:

Keil Decker

ICR

fast.pr@icrinc.com

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